EXHIBIT 4.14

ENGLISH LANGUAGE SUMMARY OF THE MATERIAL PROVISIONS OF THE

CONTRACT FOR THE PURCHASE AND SALE OF SHARES,

DATED AS OF JANUARY 25, 2011,

BETWEEN LA FONTE TELECOM  S.A. AND BRATEL BRASIL S.A.

AND, AS INTERVENING PARTIES, EDSP75 PARTICIPAÇÕES S.A., LF TEL S.A. AND PORTUGAL TELECOM, SGPS S.A.

•                  Sale of Shares and Price:  La Fonte Telecom S.A. (the “Seller”) agreed to sell to Bratel Brasil S.A. (the “Buyer”), an affiliate of Portugal Telecom, 45,096,035 ordinary shares, or 4.69% of the voting and total share capital of EDSP75 Participações S.A. (“EDSP75”), the parent company of LF TEL S.A., a shareholder of Telemar Participações S.A. (“TmarPart”), for R$212,142,540.57.  The sale was subject to a number of conditions, including the concurrent acquisitions and/or subscriptions of shares of Pasa Participações S.A., EDSP75, TmarPart, Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A. (“Telemar”) so as to guarantee that the Buyer would hold a minimum direct and indirect interest in Telemar of 22.38%.

•                  Indemnification:  The Seller agreed to indemnify the Buyer for liabilities arising from breaches of representations and warranties, certain liabilities of EDSP75 and LF TEL S.A. emerging from facts, acts or omissions that took place up to the date of the closing (other than those identified in the applicable financial statements) and dispossession of or defects in the title to the shares. The Seller’s indemnification obligation is limited to a five-year period and it is capped at the acquisition price (except with respect to breach of certain representations and warranties and the dispossession of or defects in the title to the shares which shall follow their respective statute of limitation and it is not subject to a cap).  The Buyer agreed to indemnify the Seller for breaches of representations and warranties relating to the Buyer.

•                  Representations, Warranties and Agreements:  The contract contained customary representations, warranties and agreements typical of merger and acquisition transactions.

•                  Termination:  The contract allowed the Buyer and the Seller to terminate it under specified circumstances.  It also provides for automatic termination in certain extraordinary circumstances, such as bankruptcy of any of the parties.  The agreement was not terminated, and the transaction closed on March 28, 2011.

•                  Governing Law and Dispute Resolution:  The agreement is governed by Brazilian law.  Any dispute under the agreement is to be resolved through arbitration in Brazil.

Portugal Telecom will provide a copy of the Portuguese language agreement to the Staff of the Securities and Exchange Commission upon request.